                              EXHIBIT 99.1

Andrea Electronics Corporation Agrees to Acquire Lamar Signal Processing,
Ltd.

Through Acquisition of Lamar, a Far-Field DSP Microphone Technology Company, Andrea Electronics Intends to Pursue a Leading Role in Developing and Commercializing Natural Language Human-Machine Interfaces


LONG ISLAND CITY, N.Y., April 7, Andrea Electronics Corporation (AMEX: AND) announced today that it has agreed to acquire Lamar Signal Processing, Ltd., an Israeli developer of enabling digital signal processing (DSP) noise cancellation microphone solutions for voice-driven interfaces within a wide range of audio and acoustic applications. Andrea Electronics believes that products incorporating Lamar's patent-pending Digital Super Directional Array (DSDA(TM)) technology will provide the optimal far-field microphone performance required for widespread growth of these applications. Andrea Electronics has agreed to acquire from Lamar's existing shareholders all of the outstanding shares of Lamar for 1.8 million restricted shares of Andrea Electronics' common stock and $3 million in cash. The transaction is subject to customary closing conditions and is expected to close during the month of April.

Together, Andrea Electronics and Lamar intend to develop innovative DSDA microphone arrays for speech recognition software, Internet telephony, video and "whiteboard" teleconferencing, "AutoPCs," home and office automation systems and other similar applications. In addition, the newly acquired technology broadens Andrea Electronics' exposure to consumer electronics and professional audio markets. Lamar has already developed DSDA microphone arrays for hearing aids to significantly improve performance in noisy environments and electronics news gathering (ENG) devices for media and other professionals. Other potential markets for DSDA technology include cellular phones and camcorders.

"The acquisition of Lamar Signal Processing is an important strategic step in Andrea Electronics' continuing focus on pioneering next-generation technology that significantly enhances emerging speech-centric applications," said John
N. Andrea, Co-president of Andrea Electronics Corporation. "We anticipate that this acquisition will strongly enhance our existing product lines and, consequently, expand our target markets to include those requiring exceptional microphone performance in the far-field domain."

Andrea Electronics and Lamar have each been developing advanced digital technologies to enhance speech-driven interface applications. Andrea Electronics currently manufactures and markets headsets, handsets and microphones utilizing its patented Active Noise Cancellation (ANC) technology as well as related accessories. These products have emerged as market leaders for near-field microphone applications, where the microphone is typically positioned less than one inch from the speaker's mouth.

The personal computer, consumer electronics and professional audio markets, however, have demonstrated a growing need for a microphone that can pick up a speaker's voice from longer distances without being adversely affected by background noise. Since its inception in 1993, Lamar has focused on satisfying this need. Its efforts have resulted in the development of its patent-pending DSDA technology.

"Anring wave forms, into a stream of digital values comprised of zeros and ones. Electronics systems can process, manipulate, exchange, or store these values, which are reconverted to analog format for playback.

"Voice is analog, which means the signals are continuous, changing smoothly from one state to another," said Douglas J. Andrea, Co-president and Chief Technology Officer of Andrea Electronics Corporation. "Digital computers, on the other hand, treat information discontinuously, as a discrete series of binary numbers. This permits an exactness of measurement and control impossible in analog systems. The goal, therefore, of pursing DSP is to use the power of digital computation to manage and modify the signal data. In this way, we can actually improve the voice signal to enhance the performance of applications that rely on its clarity."

Andrea Electronics Corporation designs, develops and manufacturers audio technologies and equipment for applications incorporating speech-driven interface. The Company's patented Active Noise Cancellation (ANC) microphone and Active Noise Reduction (ANR) earphone technologies have been incorporated into lines of headsets, handsets and microphones, trademarked as VoiceSolutions(TM), QuietWare(TM) and Andrea Anti-Noise(R) products, that eliminate background noise and ensure voice clarity to enhance the performance of speech-related computer applications. Applications for the Company's technologies include: speech recognition programs, Internet telephony, video/audio conferencing and interactive gaming. Key OEM and software publisher customers and strategic partners who have endorsed Andrea Electronics' technologies and products include: Microsoft Corporation, IBM Corporation, Lernout & Hauspie Speech Products, Dragon Systems, NEC, Mpath, Mulitude, IDT Corporation, HyperGraphics and ILINC.

                                 ###

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors that could cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and results of operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to stockholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

"Andrea Anti-Noise" is a registered trademark, and "Andrea VoiceSolutions" and "Andrea QuietWare" are trademarks of Andrea Electronics Corporation.

DSDA is a trademark of Lamar Signal Processing, Ltd.

To receive Andrea Electronics Corporation's latest news release and other corporate documents via FAX -- no cost -- please dial 1-800-PRO-INFO and input Andrea's ticker: AND.

CONTACT: Patrick D. Pilch, EVP or Molly M. Jahncke, VP-Corporate
Communications, both of Andrea Electronics Corporation, 800-442-7787; or Paula Schwartz, General Info., Carolynne O'Grady, Analyst Info., or Judith Sylk- Siegel, Media Info., all of The Financial Relations Board, 212-661-8030